UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2013

World Energy Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34289	04-3474959
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

100 Front Street Worcester, Massachusetts		01608
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (508) 459-8100

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Mr. Philip V. Adams, President and CEO of the Company, and the Company have entered into an Executive Employment Agreement dated February 7, 2013 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Adams shall earn a base salary of $25,000 per month, and shall qualify for a bonus based on criteria to be determined by the Board of Directors. Pursuant to a separate Restricted Stock Agreement dated February 7, 2013, Mr. Adams received 25,000 shares of restricted common stock of the Company under the Company’s 2006 Stock Incentive Plan, which restricted stock shall vest on the fourth anniversary of the date of the Employment Agreement, provided that Mr. Adams is still employed with the Company at that time. Pursuant to the Employment Agreement, Mr. Adams may be terminated at will or for “cause”, as defined in the Employment Agreement, or Mr. Adams may terminate his employment for any reason or for “good reason”, as defined in the Employment Agreement. In the event that Mr. Adams is terminated at will or terminates his employment for good reason, Mr. Adams shall receive a severance equal to 12 months of his base salary.

Mr. Adams had previously entered into a non-competition and non-solicitation agreement with the Company. The non-competition and non-solicitation agreement for Mr. Adams provides that for a period of one year following the termination or cessation of employment with the Company, Mr. Adams will not (i) engage in a business that competes with the Company’s business; (ii) directly or indirectly solicit any of the Company’s employees; or (iii) directly or indirectly solicit, hire or engage as an independent contractor any person who was employed by the Company during the Mr. Adams’s term of employment with the Company.

The foregoing description of the Employment Agreement does not purport to be a complete description and is qualified in its entirety to the full text of the Employment Agreement that is attached hereto as Exhibit 10.1, and which is incorporated by reference into this Item.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD ENERGY SOLUTIONS, INC.

Date: February 13, 2013	By:	/s/ James Parslow
James Parslow, CFO

EXHIBIT INDEX

Exhibit	Description

10.1	Executive Employment Agreement by and between the Company and Philip V. Adams, dated February 7, 2013.